Exhibit 99.1

CADUS CORPORATION

767 Fifth Avenue

New York, New York 10153

CADUS ANNOUNCES NEW CORPORATE WEB-SITE

New York, NY, December 9, 2015 – Cadus Corporation (KDUS) announced today that it has established its new corporate web-site, CadusCorp.com. The website currently permits the visitor to view the location of certain of the company’s properties in Miami-Dade County, Florida, as well as proposed floorplans and artists’ renderings of the exterior and interior of homes currently proposed to be constructed on those properties. Seven of the company’s thirteen properties are currently featured on the site. In addition, the website contains an Investors Relations section that includes the company’s recent filings with the Securities and Exchange Commission.

About Cadus

Cadus is in the business of purchasing individual homes and individual residential lots, renovating or constructing on them, and reselling them. To date, the company has focused its real estate activities in Florida.

This press release may contain forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s annual report on Form 10-K for the year ended December 31, 2014. These include risks and uncertainties relating to the company's ability to acquire residential homes for renovation or reconstruction and resale and lots for building homes for sale, the company’s ability to engage contractors to perform such renovation, reconstruction and construction, the company’s ability to sell such renovated or reconstructed homes and new homes at a profit, regulatory requirements that could cause the company to incur significant liabilities and operating expenses and could restrict its business activities, the company's capital needs and uncertainty of future funding, and the company's history of operating losses.